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Media Contact:	Investor Contact:
Julia Betts	Chelsea Heffernan
Director, Communication & Employee Experience	Vice President, Investor Relations
Cirrus Logic, Inc.	Cirrus Logic, Inc.
(512) 851-4174	(512) 851-4125
corpcomm@cirrus.com	investor@cirrus.com

Cirrus Logic Nominates William D. Mosley for Election to Board of Directors

AUSTIN, Texas – May 22, 2024 – Cirrus Logic (NASDAQ: CRUS) today announced that its board of directors nominated William D. Mosley to stand for election at the company’s 2024 Annual Meeting, currently scheduled for July 26, 2024.

Dr. Mosley has served as the CEO of Seagate Technology Holdings plc (“Seagate”) since October 2017 and as a member of its board since July 25, 2017. He brings broad-based, executive-level experience in managing a high technology company as well as extensive experience involving global operations, technology, research and development, and sales and marketing. Dr. Mosley joined Seagate in 1996 as a Senior Engineer, and during his tenure he has held a variety of posts of increasing responsibility including President and COO, President Operations and Technology, Executive Vice President Global Sales and Marketing, as well as many R&D leadership roles. Dr. Mosley earned a Ph.D. in Physics from the University of California, Davis focusing on solid state physics.

“We are delighted to nominate Dave Mosley for election to the Cirrus Logic Board of Directors,” said John Forsyth, president and chief executive officer, Cirrus Logic. “His vast executive experience—which spans R&D, operations, marketing, and sales—will provide valuable insights as a member of the Cirrus Logic team.”

The Company also announced today that Tim Dehne will retire from the board by not standing for reelection at the upcoming Annual Meeting. Mr. Dehne has been a member of the Cirrus Logic board since 2009. During his tenure, he has served on all of the board’s committees—Audit, Compensation and Human Resources (as Chair), and Governance and Nominating. “Tim has been an invaluable member of the board for the past 15 years,” said Cirrus Logic Board Chair, David Tupman. “His insights and contributions, and particularly his 13-year leadership as Chair of our Compensation and Human Resources Committee, will be greatly missed.”

Cirrus Logic, Inc.
Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

This Press Release is Not a Solicitation of Proxies
This press release is not a solicitation of proxies from holders of common stock of Cirrus Logic, Inc. The Company will provide shareholders with a proxy statement and other relevant materials in connection with the 2024 Annual Meeting of Shareholders. Any solicitation of proxies by or on behalf of the Company in connection with the 2024 Annual Meeting of Shareholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law.

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Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.